Exhibit 99.1

        Ingles Markets, Incorporated Announces Second Quarter Sales and
                               Earnings Increases

    ASHEVILLE, N.C., April 26 /PRNewswire-FirstCall/ -- Ingles Markets, Incorporated (Nasdaq: IMKTA) today reported both sales and earnings increases for its second quarter ended March 27, 2004 over the comparable 2003 period.
    Net income for the March 2004 quarter increased to $7.2 million, or $0.31 per diluted share, compared to $1.8 million, or $0.08 per diluted share, for the March 2003 quarter. Net income for the March 2004 six-month period increased to $9.0 million, or $0.39 per diluted share, compared to $5.0 million, or $0.22 per diluted share, for the March 2003 six-month period. The March 2003 quarter and six-month period included the effect of an after-tax charge of $1.6 million or $0.07 per share for the adoption of a new accounting pronouncement (EITF 02-16) which changed the accounting treatment of certain consideration received from vendors.
    Net sales for the March 2004 quarter increased 6.5% over the March 2003 quarter, while comparable store sales grew 5.6% for the same period. For the six months ended March 27, 2004, net sales increased 7.2% over the 2003 period, while comparable store sales grew 6.0%. At the beginning of fiscal 2004, Ingles introduced its Ingles Advantage Savings and Reward Card designed to drive sales.
    Gross profit for the March 2004 quarter increased 7.8% to 26.4% of sales, compared to 26.1% of sales for the same quarter last year. Gross profit dollars for the March 2004 six- month period increased 4.5%, but decreased as a percentage of sales to 25.5%, compared to 26.2% for the same six-month period last year. The March 2003 quarter and six-month period included a pre-tax charge to cost of sales of $2.6 million for the adoption of the new accounting pronouncement (EITF 02-16) mentioned above. The effect of the charge as a percentage of sales was 0.5% in the March 2003 quarter and 0.3% in the March 2003 six-month period.
    Operating and administrative expenses for the March 2004 quarter increased in total dollars by 2.3% but decreased as a percentage of sales to 22.7% compared to 23.7% in the March 2003 quarter. Operating and administrative expenses for the March 2004 six-month period increased in total dollars by 2.3% but decreased as a percentage of sales to 22.4% compared to 23.5% in the March 2003 six-month period. Operating and administrative expenses declined as a percentage of sales due primarily to the increased sales volume. The March 2004 six-month period included operating expenses of approximately $1.4 million in connection with the introduction of the Ingles Advantage Savings and Reward Card.
    Net rental income decreased $0.6 million for the March 2004 quarter and $1.2 million for the March 2004 six-month period from the comparable prior year periods due primarily to the sale of shopping centers in September 2003 and January 2004 in which Ingles was not a tenant.
    Income from operations increased 47.8% for the quarter ended March 27, 2004, over the prior year quarter. For the six-month 2004 period, income from operations increased 15.6% over the prior year period. The 2003 fiscal periods included the $2.6 million charge for the adoption of the new accounting pronouncement (EITF 02-16).
    Other income increased $2.9 million for the March 2004 quarter over the March 2003 quarter due primarily to a gain on the sale of a shopping center. In the March 2004 quarter, Ingles sold a shopping center in which it no longer operated a store for a gain of $3.8 million, while in the March 2003 quarter Ingles sold a shopping center in which it no longer operated a store for a gain of $1.1 million. Other income increased $3.7 million in the March 2004 six-month period compared to the March 2003 six-month period, due to the shopping center sale and a sale of an outparcel to a drug store chain in the first quarter of fiscal 2004.
    Interest expense increased $1.2 million for the three months ended March 27, 2004, compared to the three months ended March 29, 2003, due primarily to the issuance in May 2003 of an additional $100 million of the existing 8-7/8% Senior Unsecured Subordinated Notes (the "Notes"), maturing December 2011. Interest expense increased $2.3 million for the 2004 six- month period compared to the 2003 six-month period, due primarily to the issuance of the additional Notes.
    During the March 2004 six-month period, Ingles completed two major remodel/expansions and two minor remodels and closed one older store. In addition, Ingles purchased four store sites, two shopping centers in which Ingles is a tenant, and one free standing retail store leased to another retailer. Capital expenditures for the March 2004 six-month period totaled $49.5 million. For the balance of the fiscal year, Ingles expects to open one new store, complete one major remodel/expansion and open one replacement store. Capital expenditures for the entire fiscal year are expected to be approximately $70 million, including expenditures for stores to open in fiscal 2005.
    Commenting on the results, Robert P. Ingle, chairman and chief executive officer, stated, "We are obviously very pleased with our increases in sales and earnings for the quarter. We have an enthusiastic team working together to improve our business by both driving sales and managing expenses. Performance was excellent in our grocery operations and once again our real estate value was demonstrated by the gain on the sale of the shopping center."

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2003 Form 10-K and Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 76 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com .


INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights

                               Three Months Ended        Six Months Ended
                             Mar. 27,     Mar. 29,     Mar. 27,     Mar. 29,
                               2004         2003        2004          2003
    Net sales               $521,059     $489,383   $1,055,394     $984,499
    Gross profit             137,493      127,575      269,403      257,921
    Operating and
     administrative
     expenses                118,427      115,823      236,553      231,160
    Rental income, net         1,770        2,349        3,284        4,500
    Income from operations    20,836       14,101       36,134       31,261
    Other income, net          4,183        1,318        5,521        1,816
    Income before interest
     and income taxes         25,019       15,419       41,655       33,077
    Interest expense          13,712       12,511       27,570       25,244
    Income taxes               4,096        1,088        5,076        2,838
    Net income                $7,211      $ 1,820       $9,009       $4,995

    Basic earnings per
     common share              $0.31        $0.08        $0.39        $0.22
    Diluted earnings
     per common share          $0.31        $0.08        $0.39        $0.22

    Additional selected
     information:
    Depreciation and
     amortization expense    $14,179      $12,705     $ 28,160      $25,114
    Rent expense              $7,563      $11,001     $ 15,557      $21,607


Condensed Consolidated Balance Sheets (Unaudited)

                                                     Mar. 27,      Sept. 27,
                                                       2004           2003
    ASSETS
      Cash                                           $44,195        $80,865
      Receivables                                     34,311         31,014
      Inventories                                    187,719        194,834
      Other current assets                             6,953          8,352
      Property and equipment-net                     754,706        740,834
      Other assets                                    14,319         15,760
    TOTAL ASSETS                                  $1,042,203     $1,071,659

    LIABILITIES AND STOCKHOLDERS' EQUITY
      Short-term loans and current
       maturities of long-term debt                  $31,191        $38,032
      Accounts payable, accrued expenses
       and current portion of other
       long-term liabilities                         126,885        144,587
      Deferred income taxes                           42,555         40,615
      Long-term debt                                 588,858        602,932
      Other long-term liabilities                      1,892          1,930
        Total Liabilities                            791,381        828,096
      Stockholders' equity                           250,822        243,563
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                         $1,042,203     $1,071,659

SOURCE  Ingles Markets, Inc.
    -0-                             04/26/2004
    /CONTACT: Brenda S. Tudor, Vice President-Finance & Chief Financial Officer of Ingles Markets, Inc., +1-828-669-2941 Ext. 223/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.ingles-markets.com /
    (IMKTA)

CO:  Ingles Markets, Inc.
ST:  North Carolina
IN:  REA FOD SUP
SU:  ERN